Exhibit (17)(d)

July 20, 2016

The Board of Directors

Ares Capital Corporation

245 Park Avenue

44th Floor

New York, NY 10167

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 23, 2016, to the Board of Directors of Ares Capital Corporation (“Ares Capital”) as Annex D to, and reference thereto under the headings “Questions and Answers About the American Capital Annual Meeting, the Ares Capital Special Meeting and the Transactions”, “Summary—Reasons for the Transactions—Ares Capital”, “American Capital and Ares Capital Proposal #1: Adoption of the Merger Agreement and Issuance of Ares Capital Common Stock Pursuant to the Merger Agreement—Background of the Transactions”, “American Capital and Ares Capital Proposal #1: Adoption of the Merger Agreement and Issuance of Ares Capital Common Stock Pursuant to the Merger Agreement—Reasons for the Transactions—Ares Capital”, “American Capital and Ares Capital Proposal #1: Adoption of the Merger Agreement and Issuance of Ares Capital Common Stock Pursuant to the Merger Agreement—Financial Forecasts and Estimates—Ares Capital” and “American Capital and Ares Capital Proposal #1: Adoption of the Merger Agreement and Issuance of Ares Capital Common Stock Pursuant to the Merger Agreement—Opinions of Financial Advisors to the Ares Capital Board of Directors—Wells Fargo Securities, LLC” in the joint proxy statement/prospectus relating to the proposed mergers involving Ares Capital and American Capital, Ltd. (“American Capital”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form N-14 of Ares Capital (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ WELLS FARGO SECURITIES, LLC

WELLS FARGO SECURITIES, LLC